Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
CPA Global Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-239328) on Form S-3 and registration statement (No. 333-231405) on Form S-8 of Clarivate Plc of our report dated October 22, 2020, with respect to the consolidated balance sheets of CPA Global Group Holdings Limited as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes, which report appears in the Form 8‑K/A of Clarivate Plc dated October 26, 2020.

/s/ KPMG LLP

KPMG LLP
London, United Kingdom
October 26, 2020